FORM OF

AMENDMENT TO

JANUS DETROIT STREET TRUST

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS AMENDMENT is made this 14th day of October, 2020, between JANUS DETROIT STREET TRUST, a Delaware statutory trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”), regarding the funds listed in Appendix A (each, a “Fund” and together, the “Funds”).

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of the Funds, are parties to an Investment Advisory and Management Agreement dated May 30, 2017 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 11 of the Agreement, the Agreement may be amended by the parties only if such amendment is approved by the Board, including a majority of the directors who are not interested persons of the Adviser, Distributor, or of the Trust and is in writing and signed by the parties to the Agreement; and

WHEREAS, Appendices A and B are hereby replaced with the attached Appendices A and B to reflect the addition of Janus Henderson AAA CLO ETF.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.    The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

2.    This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:

JANUS DETROIT STREET TRUST

By:

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Appendix A

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

The Long-Term Care ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Mortgage-Backed Securities ETF

Janus Henderson AAA CLO ETF

Appendix B

Management Fee Rates

The Funds listed below will each be subject to the following Fee Schedule, effective May 1, 2020:

Assets Under Management	Daily Net Assets (annual rate)
$0-$500 million	0.30%
Next $500 million	0.25%
Over $1 billion	0.20%

Fund	Ticker
Janus Henderson Small Cap Growth Alpha ETF	JSML
Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD
The Long-Term Care ETF	OLD
Janus Henderson Short Duration Income ETF	VNLA
Janus Henderson Mortgage-Backed Securities ETF	JMBS

The Fund listed below will be subject to the following Fee Schedule, effective October 14, 2020:

Assets Under Management	Daily Net Assets (annual rate)
$0-$1 billion	0.25%
Over $1 billion	0.20%

Fund	Ticker
Janus Henderson AAA CLO ETF	JAAA

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